Exhibit 10.4

CAPITAL SOUTHWEST CORPORATION

Form of

Amended and Restated Restricted Stock Award Agreement

This Amended and Restated Restricted Stock Award Agreement (this “Agreement”) is entered into as of September [__], 2015 (the “Effective Date”), between Capital Southwest Corporation (the “Company”) and ____________________ (the “Holder”).

WHEREAS, the Company and Holder currently are parties to a Restricted Stock Award Agreement, dated August 28, 2014 (the “Prior Agreement”), and the Company and Holder desire to amend and restate the Prior Agreement; and

WHEREAS, this Agreement shall supersede and completely replace the Prior Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Date of Grant:	August 28, 2014

Name of Holder:	[---------------------------]

Number of Shares	[-------] Shares of Common Stock, subject to reduction pursuant to Section 3 below

Fair Market Value	$[--] per Share

Vesting Schedule:	1/3 on the Trigger Event Date; an additional 1/3 on the first anniversary of the Trigger Event Date; and the final 1/3 on the second anniversary of the Trigger Event Date

The Company hereby awards to the Holder the number of shares of the presently authorized but unissued Common Stock of the Company (the “Restricted Stock”) set forth above pursuant to the Capital Southwest Corporation 2010 Restricted Stock Award Plan, as amended (the “Plan”).  This Restricted Stock award is not intended to be a Qualified Performance-Based Award under the Plan.

To the extent not controlled by the terms and conditions contained in the Plan, the terms and conditions of the Restricted Stock granted hereby shall be governed by this Agreement.

1.	No Right to Continued Employee Status

Nothing contained in this Agreement shall confer upon Holder the right to the continuation of his or her Employee status, or interfere with the right of the Company or other member of the Company Group, as applicable, to terminate such relationship.

2.	Vesting of Restricted Stock

(a)            The Restricted Stock shall vest in accordance with the Vesting Schedule set forth above.

(b)            Notwithstanding anything to the contrary, all unvested Restricted Stock shall automatically vest in full upon the occurrence of any of the following events following the Trigger Event Date: (1) a Change of Control; (2) a Termination of Service by the Holder for Good Reason; (3) a Termination of Service of the Holder by the Company Group member employing the Holder without Cause; (4) a Termination of Service due to the Holder’s Disability; or (5) a Termination of Service due to the Holder’s death.  Notwithstanding anything to the contrary, in the event a Change of Control or a Termination of Service of the Holder for one of the reasons described in this Section 2(b) occurs on or before the Trigger Event Date, the Restricted Stock shall vest in full on the Trigger Event Date.  For purposes hereof,

i.	“Good Reason” means the occurrence of any of the following: (A) a material breach of the Holder’s employment agreement by the employer; (B) a reduction in Holder’s title or a material reduction in Holder’s duties, authorities, and/or responsibilities; (C) a material reduction in the Holder’s compensation or benefits; or (D) a requirement by the employer, without the Holder’s consent, that the Holder relocate to a location greater than thirty‑five (35) miles from the Holder’s place of residence; provided, however, such events will not constitute “Good Reason” unless (1) the Holder gives the employer notice of the existence of an event described above within ninety (90) days following the initial occurrence thereof, (2) the employer does not remedy such event within thirty (30) days of receiving the notice described in the preceding clause (1) and (3) the Holder terminates employment within twelve (12) months of the end of the cure period described in the preceding clause (2); and

ii.	“Trigger Event” means a transformative transaction intended to increase the market value of the Company equity for the benefit of its shareholders, which may involve, for example, a spinoff of one or more wholly-owned subsidiaries of the Company (collectively, “Spinco”), a going private transaction, a leveraged recapitalization, or termination of the Company’s regulated investment company status; and

iii.	“Trigger Event Date” means the 90th day following the consummation of the Trigger Event, unless the Trigger Event is a going private transaction, in which case the Trigger Event Date shall be the closing date of such Transaction.

(c)            Except with respect to the Holder’s Termination of Service for one of the reasons described in Section 2(b), all unvested Restricted Stock as of the Holder’s Termination of Service shall expire and be forfeited immediately upon such Termination of Service.

3.	Reduction of Restricted Stock Awarded

The number of shares of Restricted Stock subject to this award shall be reduced by such number of shares of Restricted Stock, if any, as would cause the Equity Award Value to exceed the Total Payout Amount.  The number of shares of Restricted Stock subject to this award, as so adjusted, shall vest in accordance with the Vesting Schedule and Section 2 above.  For purposes hereof,

(a)            “Aggregate Base Value” means the product of (i) $36.16 and (ii) the Fully Diluted Shares of the Company outstanding as of the Grant Date, i.e., $557,353,318.

(b)            “Aggregate Trigger Event Value” means the sum of (i) the product of (A) the VWAP of one share of Common Stock of the Company over the 20 consecutive trading days immediately preceding the Trigger Event Date and (B) the Fully Diluted Shares of the Company outstanding as of the Trigger Event Date, plus, except as specified in clause (ii), the aggregate value of all dividends and distributions paid on Common Stock of the Company from the Grant Date through the Trigger Event Date and (ii) if the Trigger Event results in a distribution of shares of a newly formed  entity to the Company stockholders (“Spinco”), the product of (A) the VWAP of one share of Spinco common stock over the 20 consecutive trading days immediately preceding the Trigger Event Date and (B) the Fully Diluted Shares of Spinco outstanding as of the Trigger Date, provided that if the Trigger Event is a going private transaction, the Aggregate Trigger Event Value shall be the Sale Consideration Value.

(c)            “Equity Award Value” means the sum of (i) the Restricted Stock Value and (ii) the Option Award Value.

(d)            “Fully Diluted Shares” means, at any time of determination, the number of shares of common stock of the applicable entity outstanding at such time, plus the number of shares of issuable upon exercise or conversion or otherwise pursuant to any in-the-money common stock equivalents of such entity outstanding at such time.

(e)            “Option Award Value” means the positive difference, if any, between (i) the sum of (A) the product of (I) the number of shares of Common Stock of the Company underlying the options awarded to the Holder under the nonqualified option grant of even date herewith and (II) the VWAP of one share of Common Stock of the Company over the 20 consecutive trading days immediately preceding the Trigger Event Date and (B) if the Trigger Event results in a distribution of shares of Spinco to the Company shareholders, the product of (I) the number of shares of Spinco common stock that would be distributed upon exercise of such nonqualified option grant and (II) the VWAP of one share of Spinco common stock over the 20 consecutive trading days immediately preceding the Trigger Event Date minus (ii) the aggregate exercise price payable under such nonqualified option grant, provided that if the Trigger Event is a going private transaction, the Option Award Value shall be the Sale Consideration Value payable in respect of the options awarded to the Holder under the nonqualified option grant of even date herewith.

(f)             “Restricted Stock Value” means (i) the product of (A) the aggregate number of shares of Restricted Stock granted hereunder and (B) the VWAP of one share of Common Stock of the Company over the 20 consecutive trading days immediately preceding the Trigger Event Date plus, except as specified in clause (ii), the aggregate value of all dividends and distributions, if any, paid on the Restricted Stock awarded hereunder from the Grant Date through the Trigger Event Date and (ii) if the Trigger Event results in an distribution of shares of Spinco, the product of (A) the number of shares of Spinco common stock distributed in respect of the Restricted Stock awarded hereunder and (B) the VWAP of one share of Spinco common stock over the 20 consecutive trading days immediately preceding the Trigger Event Date, provided that if the Trigger Event is a going private transaction, the Restricted Stock Value shall be the Sale Consideration Value payable in respect of the Restricted Stock awarded hereunder.

(g)           “Sale Consideration Value” means, in the event the Trigger Event is a going private transaction, the fair market value as of the Trigger Event Date of the aggregate consideration received by the holders of Common Stock and common stock equivalents of the Company in such transaction, as determined in good faith by the board of directors of the Company.

(h)           “Total Payout Amount” means (i) two percent (2%) of the positive difference, if any, of (A) the Aggregate Trigger Event Value less (B) the Aggregate Base Value (such difference, the “Equity Value Accretion”), up to $7.5 million, plus (ii) [--] percent (--%) for any excess Equity Value Accretion over $7.5 million.

(i)            “VWAP” means, for the relevant security, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on the Bloomberg AQR page for the relevant security (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session over the relevant determination period (or if such volume-weighted average price is unavailable, the market value of one share on each trading day during the relevant determination period, determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company).  The VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

4.	Forfeiture of Shares

In the event that the Holder has become obligated to return all or a portion of his or her shares of Restricted Stock to the Company due to a forfeiture of such shares pursuant to this Agreement, and the Holder shall fail to deliver the certificates representing such shares in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, upon written notice to the Holder cancel on its books the certificates representing the shares to be returned to the Company and thereupon all of the rights of the Holder in and to said shares shall terminate. The Company shall not be obligated to give notice to any holder of shares of Restricted Stock if such holder does not appear on the stock transfer ledger of the Company as the registered holder of such shares.

5.	Retention of Certificates

The certificate(s) representing the shares of Restricted Stock granted hereby will be stamped or otherwise imprinted with the legend required by the Plan with respect to any applicable restrictions on the sale or transfer of such shares, and the stock transfer records of the Company will reflect stop transfer instructions with respect to such shares.  At the election of the Company, the Company may retain the certificate(s) representing the shares of Restricted Stock granted to the Holder pursuant to this Agreement until such time as the vesting restrictions have lapsed and the restrictions on the transfer of such Restricted Stock have terminated or are removed by the Board of Directors. Within a reasonable time thereafter, the Company will deliver to the Holder a new certificate representing such shares, free of the legend referred to herein.  The issuance of such certificate shall not affect any restrictions upon the transferability of such shares pursuant to applicable law or otherwise.

6.	Restrictions on Transfer

Any shares of Restricted Stock granted hereunder shall not be sold, assigned, transferred, pledged or otherwise encumbered until such shares are fully vested.  The spouse of the Holder shall execute a signature page to this Agreement as of the date hereof and agree to be bound in all respects by the terms hereof to the same extent as the Holder.  The spouse further agrees that should he/she predecease the Holder or become divorced from the Holder, any of the shares of Restricted Stock which such spouse may own or in which he/she may have an interest shall remain subject to this Agreement.

7.	Dividends and Other Distributions

No cash dividends shall be paid with respect to unvested Restricted Stock.  The Holder, however, shall have the right to receive any stock and other noncash dividends and distributions made with respect to the Restricted Stock, subject to the vesting of such Restricted Stock.  With respect to any unvested shares of Restricted Stock, such dividends or distributions shall likewise be restricted and shall vest on the same schedule as the Restricted Stock as to which the dividends or distributions relate. Any such dividends or distributions shall be retained by the Company and paid to the Holder promptly following vesting of the Restricted Stock to which such dividends or distributions pertain. Upon forfeiture of any shares of Restricted Stock, the dividends and distributions related thereto shall also be forfeited.

8.	Voting of Restricted Stock

The Holder shall be entitled to vote shares of Restricted Stock subject to the rules and procedures adopted by the Committee for this purpose.

9.	Termination of Service

The transfer of the Holder’s employment to Spinco will not constitute a Termination of Service under this Agreement and the Holder will be considered, for purposes of this Agreement, to be an Employee of the Company Group for so long as Holder’s employment with Spinco continues, notwithstanding that Spinco ceases to be a subsidiary of the Company.

10.	Notices

Any notice required to be given pursuant to this Agreement or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to the Holder at the address last provided for his or her employee records.

11.	Agreement Subject to Plan; Applicable Law

This Agreement is made pursuant to the Plan and shall be interpreted to comply therewith.  A copy of the Plan is attached hereto. Any provision of this Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan.  This Agreement shall be governed by the laws of the State of Texas and subject to the exclusive jurisdiction of the courts therein.  Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement as of the date first above written.

COMPANY:

CAPITAL SOUTHWEST CORPORATION

By:
Name
Title:

HOLDER:

Name:
Address:

I, the undersigned, being the spouse of the above-named Holder, hereby acknowledge that I have read and understand the foregoing Restricted Stock Agreement under the Capital Southwest Corporation 2010 Restricted Stock Award Plan, and I agree to be bound by the terms thereof.

Name: